Term Sheet (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and Product Supplement EQUITY STR-1 dated February 11, 2026)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-287303

1,623,749 Units $10 principal amount per unit CUSIP No. 06749B389	Pricing Date Settlement Date Maturity Date	March 26, 2026 April 2, 2026 March 29, 2029

Autocallable Strategic Accelerated Redemption Securities® Linked to the EURO STOXX 50® Index

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Automatically callable if the closing level of the EURO STOXX 50® Index (the “Market Measure”) on any Observation Date, occurring approximately one, two and three years after the pricing date, is at or above the Starting Value. If the notes are called, on the relevant Call Payment Date you will receive the applicable Call Amount, and no further amounts will be payable on the notes.

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In the event of an automatic call, the amount payable per unit will be:

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$11.392 if called on the first Observation Date

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$12.784 if called on the second Observation Date

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$14.176 if called on the final Observation Date

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If not called on the first and second Observation Dates, a maturity of approximately three years

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If not called on any of the Observation Dates, 1-to-1 downside exposure to decreases in the Market Measure, with 100% of your principal at risk

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All payments are subject to the credit risk of Barclays Bank PLC.

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No periodic interest payments

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In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes.”

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Limited secondary market liquidity, with no exchange listing

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The notes are our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC. The notes are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom, or any other jurisdiction.

The notes are being issued by Barclays Bank PLC (“Barclays”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement EQUITY STR-1 and beginning on page S-9 of the prospectus supplement.

Our initial estimated value of the notes, based on our internal pricing models, is $9.672 per unit on the pricing date, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” below for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. All payments are subject to the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page TS-3 and “Risk Factors” beginning on page TS-7 of this term sheet.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$ 10.00	$16,237,490.00
Underwriting discount	$ 0.20	$324,749.80
Proceeds, before expenses, to Barclays	$ 9.80	$15,912,740.20

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

March 26, 2026

Autocallable Strategic Accelerated Redemption Securities®
Linked to the EURO STOXX 50® Index, due March 29, 2029

Summary

The Autocallable Strategic Accelerated Redemption Securities® Linked to the EURO STOXX 50® Index, due March 29, 2029 (the “notes”) are our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays. The notes are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays and to the risk of exercise of any U.K. Bail-in Power (as described herein) or any other resolution measure by any relevant U.K. resolution authority.

The notes will be automatically called if the Observation Level of the Market Measure, which is the EURO STOXX 50® Index (the “Market Measure”), on any Observation Date is equal to or greater than the Call Level. If your notes are called, you will receive the applicable Call Amount on the related Call Payment Date, and no further amounts will be payable on the notes. If your notes are not called on any Observation Date, at maturity you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, subject to our credit risk. See “Terms of the Notes” below.

On the cover page of this term sheet, we have provided the estimated value for the notes. This estimated value was determined based on our internal pricing models, which take into account a number of variables, including volatility, interest rates and our internal funding rates, which are our internally published borrowing rates, and the economic terms of certain related hedging arrangements. The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. This estimated value is less than the public offering price.

The economic terms of the notes (including the Call Amounts and Call Premiums) are based on our internal funding rates, which may vary from the levels at which our benchmark debt securities trade in the secondary market, and the economic terms of certain related hedging arrangements. The difference between these rates, as well as the underwriting discount, the hedging-related charge and other amounts described below, reduced the economic terms of the notes. For more information about the estimated value and the structuring of the notes, see “Structuring the Notes” below.

Terms of the Notes		Payment Determination
Issuer:	Barclays Bank PLC (“Barclays”)	Automatic Call Provision:
Principal Amount:	$10.00 per unit
Term:	Approximately three years, if not called on the first and second Observation Dates
Market Measure:	The EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), a price return index
Starting Value:	5,565.93
Ending Value:	The Observation Level of the Market Measure on the final Observation Date
Observation Level:	The closing level of the Market Measure on the applicable Observation Date
Observation Dates:	April 8, 2027, March 23, 2028 and March 22, 2029 (the final Observation Date), approximately one, two and three years after the pricing date. The scheduled Observation Dates are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-25 of product supplement EQUITY STR-1.
Call Level:	5,565.93 (100% of the Starting Value)

Redemption Amount Determination:

If the notes are not called you will receive the Redemption Amount per unit on the maturity date, determined as follows:

Because the Threshold Value for the notes is equal to the Starting Value, you will lose all or a portion of your investment if the Ending Value is less than the Starting Value.

Call Amounts (per Unit) and Call Premiums:

$11.392, representing a Call Premium of 13.92% of the principal amount, if called on the first Observation Date;

$12.784, representing a Call Premium of 27.84% of the principal amount, if called on the second Observation Date; and $14.176, representing a Call Premium of 41.76% of the principal amount, if called on the final Observation Date.

Call Settlement Dates:	The fifth business day following the applicable Observation Date, subject to postponement if the related Observation Date is postponed, as described on page PS-25 of product supplement EQUITY STR-1; provided, however, that the Call Settlement Date related to the final Observation Date will be the maturity date
Threshold Value:	5,565.93 (100% of the Starting Value)
Fees and Charges:	The public offering price of the notes includes the underwriting discount of $0.20 per unit listed on the cover page and a hedging-related charge of $0.05 per unit described in “Structuring the Notes” below.
Calculation Agents:	Barclays and BofA Securities, Inc. (“BofAS”)
Autocallable Strategic Accelerated Redemption Securities®	TS-2

Autocallable Strategic Accelerated Redemption Securities®
Linked to the EURO STOXX 50® Index, due March 29, 2029

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY STR-1 dated February 11, 2026: http://www.sec.gov/Archives/edgar/data/312070/000095010326001964/dp241434_424b2-equitystr1.htm

▪	Series A MTN prospectus supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

▪	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from us, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “we,” “us,” “our” or similar references are to Barclays.

“Autocallable Strategic Accelerated Redemption Securities®” and “STARs®” are the registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays or another person (and the issue to, or conferral on, the holder or beneficial owner of the notes of such shares, securities or obligations); (iii) the cancellation of the notes and/or (iv) the amendment or alteration of the maturity of the notes, or the amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the notes further acknowledges and agrees that the rights of the holders or beneficial owners of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—Issuer-related Risks—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this term sheet as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Autocallable Strategic Accelerated Redemption Securities®	TS-3

Autocallable Strategic Accelerated Redemption Securities®
Linked to the EURO STOXX 50® Index, due March 29, 2029

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

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You anticipate that the closing level of the Market Measure on any of the Observation Dates will be equal to or greater than the Call Level and, in that case, you accept an early exit from your investment.

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You accept that any positive return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the level of the Market Measure is greater than the applicable Call Premium.

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If the notes are not automatically called, you accept that your investment will result in a loss, which could be significant.

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You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.

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You are willing to forgo dividends and other benefits of directly owning the securities included in the Market Measure.

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You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the inclusion in the public offering price of the underwriting discount, the hedging-related charge and other amounts, as described above.

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You are willing and able to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

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You are willing and able to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

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You wish to make an investment that cannot be automatically called prior to maturity.

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You anticipate that the closing level of the Market Measure will be less than the Call Level on each Observation Date.

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You anticipate that the notes will not be automatically called and the level of the Market Measure will decrease from the Starting Value to the Ending Value.

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You seek an uncapped return on your investment.

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You seek principal repayment or preservation of capital.

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You seek interest payments or other current income on your investment.

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You want to receive dividends or have other benefits of directly owning the securities included in the Market Measure.

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You seek an investment for which there will be a liquid secondary market.

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You are unwilling or unable to take market risk on the notes or to take our credit risk as issuer of the notes.

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You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

Autocallable Strategic Accelerated Redemption Securities®	TS-4

Autocallable Strategic Accelerated Redemption Securities®
Linked to the EURO STOXX 50® Index, due March 29, 2029

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Call Level and Observation Levels, and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

(1)	a Starting Value of 100.00;

(2)	a Threshold Value of 100.00;

(3)	a Call Level of 100.00;

(4)	a term of the notes of approximately three years, if the notes are not called on the first and second Observation Dates;

(5)	a Call Premium of 13.92% of the principal amount if the notes are called on the first Observation Date; 27.84% of the principal amount if called on the second Observation Date; and 41.76% of the principal amount if called on the final Observation Date; and

(6)	Observation Dates occurring approximately one, two and three years after the pricing date.

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent the actual Starting Value for the Market Measure. For recent actual levels of the Market Measure, see “The Market Measure” section below. The Market Measure is a price return index and as such the level of the Market Measure will not include any income generated by dividends paid on the securities included in the Market Measure, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer credit risk.

Autocallable Strategic Accelerated Redemption Securities®	TS-5

Autocallable Strategic Accelerated Redemption Securities®
Linked to the EURO STOXX 50® Index, due March 29, 2029

Notes Are Called on an Observation Date

The notes will be called at $10.00 plus the applicable Call Premium on one of the Observation Dates if the relevant Observation Level is equal to or greater than the Call Level. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 1 - The Observation Level on the first Observation Date is 150.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.392 = $11.392 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 2 - The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $2.784 = $12.784 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 3 - The Observation Levels on the first and second Observation Dates are below the Call Level, but the Observation Level on the final Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $4.176 = $14.176 per unit.

Notes Are Not Called on Any Observation Date

Example 4 - The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value is 50.00, the Redemption Amount per unit will be:

Summary of the Hypothetical Examples
	Notes Are Called on an Observation Date			Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4
Starting Value	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00
Threshold Value	100.00	100.00	100.00	100.00
Observation Level on the first Observation Date	150.00	78.00	78.00	78.00
Observation Level on the second Observation Date	N/A	105.00	78.00	78.00
Observation Level on the final Observation Date	N/A	N/A	105.00	50.00
Return of the Market Measure	50.00%	5.00%	5.00%	-50.00%
Return of the Notes	13.92%	27.84%	41.76%	-50.00%
Call Amount / Redemption Amount per Unit	$11.392	$12.784	$14.176	$5.00

Autocallable Strategic Accelerated Redemption Securities®	TS-6

Autocallable Strategic Accelerated Redemption Securities®
Linked to the EURO STOXX 50® Index, due March 29, 2029

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY STR-1 and page S-9 of the Series A MTN prospectus supplement identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	If the notes are not automatically called, your investment will result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Your investment return is limited to the return represented by the Call Premiums and may be less than a comparable investment directly in the securities included in the Market Measure.

Issuer-related Risks

▪	Payments on the notes are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this term sheet. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the notes losing all or a part of the value of your investment in the notes or receiving a different security from the notes, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes. See “Consent to U.K. Bail-in Power” in this term sheet as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Valuation- and Market-related Risks

▪	The estimated value of your notes is based on our internal pricing models. Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. These variables and assumptions are not evaluated or verified on an independent basis and may prove to be inaccurate. Different pricing models and assumptions of different financial institutions could provide valuations for the notes that are different from our estimated value.

▪	The estimated value is based on a number of variables, including volatility, interest rates and our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced in this term sheet may be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of your notes is lower than the public offering price of your notes. This difference is a result of certain factors, such as the inclusion in the public offering price of the underwriting discount, the hedging-related charge, the estimated profit, if any, that we or any of our affiliates expect to earn in connection with structuring the notes, and the estimated cost which we may incur in hedging our obligations under the notes, as further described in “Structuring the Notes” below. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes and lower than the estimated value because the secondary market prices take into consideration the levels at which our debt securities trade in the secondary market, but do not take into account such fees, charges and other amounts.

▪	The estimated value of the notes is not a prediction of the prices at which MLPF&S, BofAS or its affiliates, or any of our affiliates or any other third parties may be willing to purchase the notes from you in secondary market transactions. The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors

Autocallable Strategic Accelerated Redemption Securities®	TS-7

Autocallable Strategic Accelerated Redemption Securities®
Linked to the EURO STOXX 50® Index, due March 29, 2029

that cannot be predicted, such as market conditions, and any bid and ask spread for similar size trades, and may be substantially less than our estimated value of the notes. Any sale prior to the maturity date could result in a substantial loss to you.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S, BofAS or our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in the securities included in the Market Measure), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agents, which are Barclays and BofAS. We have the right to appoint and remove the calculation agents.

Market Measure-related Risks

▪	The Market Measure sponsor may adjust the Market Measure in a way that affects its level, and has no obligation to consider your interests.

▪	You will have no rights of a holder of the securities included in the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own the securities included in the Market Measure, we, MLPF&S, BofAS and our respective affiliates do not control the issuers of those securities, and have not verified any disclosure made by any other company.

▪	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets, specifically changes within the Eurozone. The Eurozone is and has been undergoing severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could adversely affect the performance of the Market Measure and, consequently, the value of the notes. In addition, you will not obtain the benefit of any increase in the value of the euro against the U.S. dollar, which you would have received if you had owned the securities included in the Market Measure during the term of your notes, although the level of the Market Measure may be adversely affected by general exchange rate movements in the market.

Tax-related Risks

▪	The U.S. federal income tax consequences of an investment in the notes are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts, as described below under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of the ownership and disposition of the notes could be materially and adversely affected.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Autocallable Strategic Accelerated Redemption Securities®	TS-8

Autocallable Strategic Accelerated Redemption Securities®
Linked to the EURO STOXX 50® Index, due March 29, 2029

Other Terms of the Notes

Market Measure Business Day

The following definition supersedes and replaces the definition of “Market Measure Business Day” set forth in product supplement EQUITY STR-1.

A “Market Measure Business Day” means a day on which:

(A)	the Eurex (or any successor) is open for trading; and

(B)	the Market Measure or any successor thereto is calculated and published.

Autocallable Strategic Accelerated Redemption Securities®	TS-9

Autocallable Strategic Accelerated Redemption Securities®
Linked to the EURO STOXX 50® Index, due March 29, 2029

The Market Measure

All information contained in this term sheet regarding the Market Measure, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, STOXX Limited (the “Market Measure sponsor”), which is a wholly owned subsidiary of Deutsche Börse AG. The Market Measure is calculated, maintained and published by STOXX Limited. The Market Measure sponsor has no obligation to continue to publish the Market Measure and may discontinue publication of the Market Measure at any time. The consequences of the Market Measure sponsor discontinuing publication of the Market Measure are discussed in the section entitled “Description of the Notes—Discontinuance of an Index” in product supplement EQUITY STR-1. None of us, the calculation agents, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Market Measure or any successor. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the Market Measure in connection with the offer and sale of the notes.

The Market Measure is a free float market capitalization-weighted index composed of 50 of the largest stocks in terms of free float market capitalization traded on the major exchanges of 9 Eurozone countries: Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands and Spain. At any given time, some eligible countries may not be represented in the Market Measure. The euro price return version of the Market Measure is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

The selection list for the Market Measure is composed of the components of the EURO STOXX® Index. For each of the 20 EURO STOXX® Supersector indices, the stocks are ranked in terms of free float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but less than, 60% of the free float market capitalization of each of the 20 EURO STOXX® Supersector indices . If the next highest-ranked brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current Market Measure stocks are then added to the selection list. All the stocks on the selection list are ranked in terms of free float market capitalization. The largest 40 stocks on the selection list are selected for inclusion in the Market Measure; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60. If the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks.

The weighting cap factor (see “— Market Measure Calculation” below) limits the weight of each component stock within the Market Measure to a maximum of 10% at the time of each review.

Market Measure Maintenance

The composition of the Market Measure is reviewed annually in September. The review cut-off date is the last trading day of August. The composition of the Market Measure is also reviewed monthly and components that rank 75 or below of the current review month and previous review month are replaced and non-component stocks that rank 25 or above are added.

In addition, changes to country classification are effective as of the next quarterly review. At that time, the Market Measure is adjusted accordingly to remain consistent with its country membership rules by deleting the company where necessary.

The Market Measure is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, bankruptcy, and price and share adjustments) that affect the Market Measure composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

To maintain the number of components constant, a removed company is replaced by the highest-ranked non-component on the relevant selection list. The selection list is updated on a monthly basis according to the review component selection process.

The free float factor for each component stock used to calculate the Market Measure is reviewed, calculated and implemented on a quarterly basis and is fixed until the next quarterly review.

Market Measure Calculation

The Market Measure is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the value of the Market Measure can be expressed as follows:

Market Measure =	Free float market capitalization of the Market Measure divisor

The “free float market capitalization of the Market Measure” is equal to the sum of the products, for each component stock, of the price, number of shares, free float factor, weighting cap factor and, if applicable, the exchange rate from the local currency into the index currency of the Market Measure as of the time the Market Measure is being calculated.

The free float factor of each component stock is intended to reduce the number of shares to the actual amount available on the market. All fractions of the total number of shares that are larger than or equal to 5% and whose holding is of a long-term nature are excluded from the calculation of the Market Measure, including: cross-ownership (stock owned either by the company itself, in the form of treasury shares, or owned by other companies); government ownership (stock owned by either governments or their agencies); private

Autocallable Strategic Accelerated Redemption Securities®	TS-10

Autocallable Strategic Accelerated Redemption Securities®
Linked to the EURO STOXX 50® Index, due March 29, 2029

ownership (stock owned by either individuals or families); and restricted shares that cannot be traded during a certain period or have a foreign ownership restriction. Block ownership is not applied for holdings of custodian nominees, trustee companies, mutual funds, investment companies with short-term investment strategies, pension funds and similar entities.

The Market Measure is also subject to a divisor, which is adjusted to maintain the continuity of the values of the Market Measure despite changes due to corporate actions. Changes in weights due to corporate actions are distributed proportionally across all stock components of the Market Measure. The following is a summary of the adjustments to any component stock of the Market Measure made for corporate actions and the effect of such adjustment on the divisor of the Market Measure, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable). All corporate actions and dividends are implemented at the effective date (ex-date).

(1) Special cash dividend:

Cash distributions that are outside the scope of the regular dividend policy or that the company defines as an extraordinary distribution

New adjusted price = closing price on the day before the effective date – dividend announced by the company × (1 – withholding tax if applicable)

Divisor: decreases

(2) Split and reverse split:

New adjusted price = closing price on the day before the effective date × A / B

New adjusted number of shares = number of shares on the day before the effective date × B / A

Divisor: unchanged

(3) Rights offering (standard rights issue):

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

If the subscription price is available as a price range and not as a fixed price, the price and share adjustment is performed only if both lower and upper range are in the money. The average value between lower and upper range will be used as a subscription price.

New adjusted price = (closing price on the day before the effective date × A + subscription price × B) / (A + B)

New adjusted number of shares = number of shares on the day before the effective date × (A + B) / A

Divisor: increases

(4) Rights offerings (highly dilutive rights issue): If the share ratio is greater than or equal to 200% (B / A ≥ 2), a rights offering is considered to be a highly dilutive rights issue (“HDRI”).
Scenario 1: If a HDRI is fully underwritten: it will be implemented as a stand rights issue as described above. Divisor: increases

Scenario 2: Where a HDRI is not fully underwritten and the rights are tradable on the effective date on the same eligible stock exchange as the parent company:

(a) the rights will be included into the indices with a theoretical price on the effective date with the same parameters as the parent company;

Divisor: unchanged on effective date.

(b) the rights will be removed at the close of the day they start to trade based on its closing price;

Divisor: decreases after deletion of rights

(c) if the rights issue results into listing of new shares and satisfy the two days notice period criteria relating to free float factors and share adjustments under STOXX methodology, then the number of shares will be increased after the new shares have been listed.

Divisor: increases on the day of share increase

Autocallable Strategic Accelerated Redemption Securities®	TS-11

Autocallable Strategic Accelerated Redemption Securities®
Linked to the EURO STOXX 50® Index, due March 29, 2029

Scenario 3: Where a HDRI is not fully underwritten and the rights are not tradable on the effective date or not tradeable on the effective date on the same eligible stock exchange as the parent company:

(a) the rights will be included into the indices with a theoretical price on the effective date with the same parameters as the parent company;

Divisor: unchanged on effective date

(b) the rights will be removed on the effective date at close, using a price of 0.0000001 in local currency;

Divisor: unchanged

(c) if the rights issue results into listing of new shares and satisfy the two days notice period criteria relating to free float factors and share adjustments under STOXX methodology, then the number of shares will be increased after the new shares have been listed.

Divisor: increases on the day of the share increase

(5) Stock dividend (ordinary):

New adjusted price = closing price on the day before the effective date × A / (A + B)

New adjusted number of shares = number on shares of the day before the effective date × (A + B) / A

Divisor: unchanged

(6) Stock dividend from treasury stock:

Adjusted only if treated as special cash dividends.

New adjusted price = closing price on the day before the effective date – closing price on the day before the effective date × B / (A + B)

Divisor: decreases

(7) Stock dividend from redeemable shares:

Adjusted only if treated as special cash dividend. In such a case, redeemable shares are considered as a separated share line with a fixed price and ordinary shares that are self-tendered on the same effective date.

New adjusted price = closing price on the day before the effective date – closing price on the day before the effective date × B / (A + B)

Divisor: decreases

(8) Stock dividend of another company:

New adjusted price = (closing price on the day before the effective date × A – price of other company × B × (1 – withholding tax if applicable)) / A

Divisor: decreases

(9) Return of capital and share consolidation:

The event will be applied as a combination of cash/special dividend together with a reverse split.

If the return of capital is considered as regular cash dividend, then the treatment under “Split and Reverse Split” above applies.

If the return of capital is considered as special cash dividend, then the treatment under “Special Cash Dividend” and “Split and Reverse Split” above apply accordingly.

New adjusted price = (closing price on the day before the effective date – capital return announced by company × (1–withholding tax if applicable)) × A / B

New adjusted number of shares = number of shares on the day before the effective date × B / A

Divisor: decreases

(10) Repurchase of shares / self-tender:

New adjusted price = ((closing price on the day before the effective date × number of shares on the day before the effective date) – (tender price × number of tendered shares)) / New adjusted number of shares

New adjusted number of shares = number of shares on the day before the effective date – number of tendered shares

Divisor: decreases

Autocallable Strategic Accelerated Redemption Securities®	TS-12

Autocallable Strategic Accelerated Redemption Securities®
Linked to the EURO STOXX 50® Index, due March 29, 2029

(11) Spin-off:

Adjusted price of the parent company = (closing price on the day before the effective date × A – price of spun-off shares × B) / A

New number of shares for the spun-off company = number of shares on the day before the effective date of the parent company × B / A

Divisor: unchanged on effective date

(12) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

If A is not equal to one share, all the following “new adjusted number of shares” formulae need to be divided by A:

Scenario 1: If rights are applicable after stock distribution (one action applicable to other):

New adjusted price = (closing price on the day before the effective date × A + subscription price × C × (1 + B / A)) / ((A + B) × ( 1 + C / A))

New adjusted number of shares = number of shares on the day before the effective date × ((A + B) × (1 + C / A)) / A

Divisor: increases

Scenario 2: If stock distribution is applicable after rights (one action applicable to other):

New adjusted price = (closing price on the day before the effective date × A + subscription price × C) /((A + C) × (1 + B / A))

New adjusted number of shares = number of shares on the day before the effective date × ((A + C) × (1 + B / A))

Divisor: increases

Scenario 3: Stock distribution and rights (neither action is applicable to the other):

New adjusted price = (closing price on the day before the effective date × A + subscription price × C) / (A + B + C)

New adjusted number of shares = number of shares on the day before the effective date × (A + B + C) / A

Divisor: increases

(13) Addition / deletion of a company:

No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

If the change in market capitalization between added and deleted companies of the Market Measure increases (decreases), then the divisor increases (decreases). If the change is null, then the divisor remains unchanged.

(14) Free float and shares changes:

No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

If the change in market capitalization of the Market Measure increases (decreases), then the divisor increases (decreases). If the change is null, then the divisor remains unchanged.

Autocallable Strategic Accelerated Redemption Securities®	TS-13

Autocallable Strategic Accelerated Redemption Securities®
Linked to the EURO STOXX 50® Index, due March 29, 2029

The following graph shows the daily historical performance of the Market Measure in the period from January 1, 2016 through March 26, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On March 26, 2026, the closing level of the Market Measure was 5,565.93.

Historical Performance of the Market Measure

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0
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Jan-26

This historical data on the Market Measure is not necessarily indicative of the future performance of the Market Measure or what the value of the notes may be. Any historical upward or downward trend in the level of the Market Measure during any period set forth above is not an indication that the level of the Market Measure is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Market Measure.

License Agreement

We have entered into a non-exclusive license agreement with STOXX Limited whereby we, in exchange for a fee, are permitted to use the Market Measure in connection with certain securities, including the notes. STOXX Limited and its licensors (the “Licensors”) have no relationship to Barclays Bank PLC, other than the licensing of indices and the related trademarks for use in connection with certain securities.

STOXX Limited and its Licensors do not:

•	sponsor, endorse, sell or promote the notes;

•	recommend that any person invest in the notes or any other securities;

•	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

•	have any responsibility or liability for the administration, management or marketing of the notes; or

•	consider the needs of the notes or the owners of the notes in determining, composing or calculating the Market Measure or have any obligation to do so.

STOXX Limited and its Licensors will not have any liability in connection with the notes. Specifically,

•	STOXX Limited and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:

•	the results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the Market Measure and the data included in the Market Measure;

Autocallable Strategic Accelerated Redemption Securities®	TS-14

Autocallable Strategic Accelerated Redemption Securities®
Linked to the EURO STOXX 50® Index, due March 29, 2029
•	the accuracy or completeness of the Market Measure and its data; or

•	the merchantability and the fitness for a particular purpose or use of the Market Measure and its data;

•	STOXX Limited and its Licensors will have no liability for any errors, omissions or interruptions in the Market Measure or its data; and

•	Under no circumstances will STOXX Limited or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX Limited or its Licensors knows that they might occur.

The licensing agreement between us and the Market Measure sponsor is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

Autocallable Strategic Accelerated Redemption Securities®	TS-15

Autocallable Strategic Accelerated Redemption Securities®
Linked to the EURO STOXX 50® Index, due March 29, 2029

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

BofAS has advised us that MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which reduces the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. BofAS has advised us that, at MLPF&S’s and BofAS’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Market Measure, the remaining term of the notes and our creditworthiness. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement produced by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

Autocallable Strategic Accelerated Redemption Securities®	TS-16

Autocallable Strategic Accelerated Redemption Securities®
Linked to the EURO STOXX 50® Index, due March 29, 2029

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Market Measure. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The economic terms of the notes are based on our internal funding rates, which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date was based on our internal funding rates. Our estimated value of the notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the $10 per unit principal amount and will depend on the performance of the Market Measure. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and their or our affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements, any estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes and estimated costs which we may incur in hedging our obligations under the notes.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by us, BofAS or any third party hedge providers.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-9 and “Use of Proceeds and Hedging” on page PS-23 of product supplement EQUITY STR-1.

Autocallable Strategic Accelerated Redemption Securities®	TS-17

Autocallable Strategic Accelerated Redemption Securities®
Linked to the EURO STOXX 50® Index, due March 29, 2029

Tax Consequences

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes. Moreover, as discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a note relates is a U.S. real property holding corporation (“USRPHC”) or a passive foreign investment company (“PFIC”). If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC, or to a non-U.S. holder in the case of a USRPHC. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a note.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Market Measure. Assuming this treatment is respected, upon a sale or exchange of the notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the notes, which should equal the amount you paid to acquire the notes. This gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the notes offered by this pricing supplement have been issued by Barclays Bank PLC pursuant to the indenture, the trustee has made, in accordance with instructions from Barclays Bank PLC, appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of May 15, 2025, filed as an exhibit to the Registration Statement on Form F-3ASR by Barclays Bank PLC on May 15, 2025, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated May 15, 2025, which has been filed as an exhibit to the Registration Statement referred to above.

Autocallable Strategic Accelerated Redemption Securities®	TS-18